Exhibit 99.1
Final Transcript

Conference Call Transcript
CHS — Q1 2009 Chico’s FAS, Inc. Earnings Conference Call
Event Date/Time: May. 27. 2009 / 8:30AM ET

CORPORATE PARTICIPANTS
Robert Atkinson
Chico’s FAS, Inc. — VP of IR
Dave Dyer
Chico’s FAS, Inc. — CEO
Kent Kleeberger
Chico’s FAS, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Adreienne Tennant
FBR Group — Analyst
Stacy Sak
SP Research — Analyst
Paul Alexander
Bank of America/Merrill Lynch — Analyst
Meg
Citigroup — Analyst
Nicole
Goldman Sacs — Analyst
Robin Murchison
Sun Trust — Analyst
Janet Kloppenburg
JJK Research — Analyst
Jennifer Black
Jennifer Black and Assoc. — Analyst
Roxanne Meyer
UBS — Analyst
Marie Driscoll
SMP Equity Research — Analyst
Marnie Shapiro
Retail Tracker — Analyst
Tracy Cogan
Credit Suisse — Analyst
PRESENTATION

Operator
Ladies and gentlemen, thank you for standing by and welcome to the Chico’s FAS first quarter earnings conference call with Robert Atkinson.
Mr. Atkinson, you may begin your conference.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR

Thanks, Brandy. Good morning, everyone. Welcome to the Chico’s FAS first quarter earnings conference call and web cast. CEO David Dyer and CFO Kent Kleeberger are with me here in our Fort Myers headquarters. Before Dave begins his executive overview, I would like to remind you of our Safe Harbor statement.
Certain statements made this morning including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. Such forward-looking statements involve known or unknown risks including but not limited to general economic and business conditions and the conditions in the specialty retail industry. There can be no assurance that actual future results, performance or achievements, expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the company’s latest annual report on form 10-K, its filings on form 10-Q, management’s discussion and analysis in the company’s latest annual report to shareholders, the company’s filings on form 8-K and other federal security laws filings for description of other important factors that may affect the company’s business results of operations and financial condition.
The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results express or implied by such statements will not be realized. The company reports its consolidated financial results in accordance with generally accepted accounting principles or GAAP. However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results which exclude noncash charges for information, technology related impairments and certain other nonrecurring charges may provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results.
A reconciliation of first quarter earnings per diluted share on a GAAP basis to earnings per share on a non-GAAP basis is presented in today’s press release. Please note that the company’s plans to file an 8-K with the SEC that will include a transcript of today’s conference call and web cast. With that, I’ll turn it over to Dave Dyer for his executive overview. Dave?

Dave Dyer - Chico’s FAS, Inc. — CEO
Great, thanks, Bob. Good morning, everyone. During our last call, on March 3rd, I mentioned that we had four priorities which are going to be our focus in 2009. And they were improving the Chico’s FAS’s brand performance, growing White House/Black Market and Soma, growing our directed consumer business and controlling expenses. While I’m pleased to report that we’ve made progress in all of our focus areas, I’ll also tell you that there is a lot of work left to do.
Regarding Chico’s brand performance, our first quarter comps were minus 6%, much improved from the minus 14.5% in fourth quarter. Again, while we made progress here earlier than expected, our goal is, of course, to return to positive comps. Initially, I anticipated that the merchandising improvement for the Chico’s brand would not begin until fall and would not be fully implemented until spring 2010. However, we were able to react to the spring merchandise assortments and store presentation much more quickly than planned. In January, I had asked Verna Gibson, long-time board member, and former CEO of The Limited and in my opinion, a consummate merchant to come aboard as a consultant to assist me in revitalizing the Chico’s brand. She made a difference almost immediately.
Then with the addition of [Senny Murray] as our new brand president for Chico’s in February, they together made the changes and additions necessary to get traction in our merchandise assortments. As I’ve said, in January, we were able to edit many of the off-brand prints and colors from our spring lines. Where we had prints in transit, we tested them in an array of stores and in many cases, we brought what we believed less compelling products, that is the things that we thought were offbrand into the stores at marked down prices. With vendor support, we quickly tested key items and emerging trends and available categories with available fabric and production. Many of these test products will be important sales drivers for this fall.
Beginning with the March issue, we remerchandised and enhanced the creative presentations of our catalogs. I believe you can see the continued progress in each mailer. We did strengthen our creative team with the addition of both [Lee Eisenberg] and [Rochelle Udell.] Lee is the former editor in chief of “Esquire” magazine and former Lands’ End creative director and “New York Times” best selling author. He’s joined as director of corporate creative strategy. He in turn brought in Rochelle Udell, former creative director of Vogue and former creative director for Revlon.
Next, we completely remerchandised store presentation and changed instore marketing materials to convey our new messages on merchandising trends or themes. Previously the store presentation had been structured and predictable. Too cookie cutter. We mixed it up. Travelers knits with jeans, jean jackets over dressy crop pants and really got presented as outfits again. Most importantly, we eliminated unnecessary in-store task and focused on delivering our trademark most amazing personal service. During the first quarter, we had two in-store V.I.P. events that produced two of our largest sales days in Chico’s history. Which, to me, proves that our customers are passionate about our brand and will respond to new fashion.
Our second priority has been to grow the white black and Soma intimate brands. While the opportunities for store growth for these businesses are somewhat tempered by the current economic climate, we will be looking for and reacting to opportunities for store growth. However, we continue to refine the store investment model, grow the customer database and develop more effective marketing all aimed at building brand awareness and enhancing brand image. Because of our strong balance sheet, we can be aggressive in taking advantage of store real estate opportunities that become available. White House/Black Market had a positive 4.2 comp for the quarter. And having reviewed the product through holiday delivery, I believe that we should continue to show positive comps as we progress through the year.
Soma had a merchandise stumble in the first quarter. Overselling our merchandise plans for long lead time, new items and bras and panties and not reacting quickly enough to update sleepwear and the loungewear businesses. We still believe that Soma has a great future growth potential. We recently opened a store within a store, that is Soma within a Chico’s concept in Beechwood, Ohio. Here, we used excess floor space and oversized Chico’s stores to create a Soma shop which obviously improves our overall store productivity.
Our third priority is to build the direct to consumer business. Our DTC sales last year represented just 4% of sales and while we delivered an impressive 37% increase in DTC in the first quarter, it is still represented just 5% of our sales. One of our Missy sector competitors recently said that 27% of their 2008 sales and 58% of their segment operating income came from DTC. It is our goal to grow DTC to 10% of total sales within two years. To that end, we’re continuing our investment in talent, new technology and in developing and enhancing our customer relationship management tools in order to increase both Internet and catalog sales. Jeff Jones, our new COO, is responsible for this area. Jeff is a former Arthur Andersen consultant, bringing this experience along with his CFO/CEO and COO experience, the latter, COO experience from Lands’ End, to Chico’s. He is also make enhancements in the database and web marketing.
Our fourth priority has been to control expenses and rationalize the expense structure. Kent will relate the progress that we’ve made here as he reviews the first quarter financial results. Kent has also brought a new focus to inventory management and store productivity. We have delivered the first installment of the 35 to $40 million in savings targeted for 2009. Corporately, we continue to determine how we can become more efficient, take the task out of storage to improve customer service and improve gross margin. Jeff Jones, our COO, has already brought efficiencies to our distribution center and through his systems teams in the upcoming implementation of JDA Planning and Allocation Software, we believe that we can unlock great margin opportunities through improved inventory management by having the right products and sizes in the right stores. While I can say that we’re pleased with the results of the first quarter, we’re not satisfied by any means. We’ve made progress earlier than expected but there is much work remaining before we again consistently deliver positive comparable store sales. With that, I’m going to turn it over to Kent.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Thanks, Dave. Good morning, everyone. The operating results for the first quarter while still reflecting a comparable store sales decrease for the period demonstrate our accomplishments in inventory control, expense reduction, more effective marketing spend and prudent cash management. I’m especially pleased on the progress made in merchandising in the Chico’s and White House/Black Market brands as we delivered a comp sales decrease of 3.2%. Well ahead or improved over the negative comps already reported or estimated on first call for our Missy sector peers which are in the range of minus high teens to mid-20s. Total net sales for the first quarter 2009 increased slightly over the prior period to $410.6 million.
Lower net sales for the Chico’s and Soma intimate brands were more than offset by an increase in White House/Black Market net sales and 37% increase in total of direct to consumer sales. Gross margin as a rate of net sales increased 90 basis points to 56.8%. The increase was primarily attributable to a lower markdown rate at the Chico’s brand as more controlled inventories enabled a greater level of full price selling. The Chico’s brand gross margin also benefited from higher margins at Chico’s outlet stores as a result of greater penetration of made for outlet product called Additions by Chico’s which carries a higher margin than the traditional clearance product received from front line stores. However, the improved Chico’s merchandise margins were partially offset by a slightly higher markdown rate at the White House/Black Market brand on slower selling nonapparel categories earlier in the quarter.
Margin-related but having an impact on our SG&A expenses for the quarter was our announcement that the company will be implementing JDA’s Enterprise Planning, Assortment Planning and Allocation Software in order to increase sales and better manage inventories across all three brands. As a result of the selection of the JDA Software and the latest quarter, we recognized a noncash, pretax impairment charge of $8.1 million related to the write-off of development costs to date for similar Software applications that were developed in cooperation with SAP. Thus when looking at selling general and administrative expenses for the quarter, excluding the $8.1 million charge, we reduced SG&A expense by $8.6 million or 210 basis points compared to the like period last year. Within the SG&A category, store operating expenses decreased by $800,000 or approximately 30 basis points.
The benefit from our continuing store level cost savings initiatives was partially offset by higher occupancy costs and including incremental operating costs from new stores open in 2008 that have yet to anniversary their grand opening dates. Also, as a result of an intensive store by store review process of the Chico’s and White House/Black Market brands, we have targeted another 45 or so stores to close over the next three years. Which resulted in a combination of accelerated depreciation and impairment charges of $2.4 million which equates to about a penny a share. Typically, we would close 20 or so stores per year, thus the number of closings may increase to a range of 30 to 35 per year over the next three years. Our marketing spend in the ‘09 quarter ras reduced by $5 million or 22% compared to last year. The decrease was largely attributable to our plan reduction in direct mail circulation, predominantly prospects. Print advertising and also reflects some production cost savings compared to first quarter 2008.
While we have planned an overall reduction in marketing expense of 5% for the year, we had also planned for a disproportionate amount of that savings to come in the first half of the year. Shared services expenses which includes the corporate level and store support function including IT, decreased by $2.7 million or 10% to last year. Much of the decrease is attributable to the reduction in force at the end of January, 2009, as well as the continuing rationalization of our corporate cost structure. Interest income for the quarter dropped by more than half to about $1 million. While our year-over-year invested balances increased 20%, the returns or interest rates, especially on tax free municipal investments have plummeted due to market conditions. The company’s effective tax rate for the latest quarter was 36.4% compared to an effective tax rate of 32.7% for the comparable period.
The increase in the current period tax rate was due primarily to a reduction in the benefit recognized for tax-exempt interest income and reduced charitable donations of inventory. Completing then the look at the income statement on a GAAP basis, net income for the ‘09 quarter increased 14% to $14.5 million or $0.08 per share compared to net income of $12.7 million or $0.07 per share for the like period last year. However on a non-GAAP basis which excluded impairment charges, our adjusted net income was $17.8 million(Sic-see press release) or $0.11 per diluted share. The earnings improvement came from an improved gross margin rate and lower SG&A, partially offset by lower interest income and a higher income tax rate compared to a year ago.
Looking at our balance sheet, we continue to tightly manage our inventories, particularly within the Chico’s brand while maintaining an appropriate level of in-store merchandise and product assortment to sort sales. Total inventory at the end of April was $56 per selling square foot reflecting a decrease of approximately 13% from $65 at the end of April last year and represents the lowest inventory per selling square foot for a first quarter since fiscal year end 2000. Quarter end inventories for the Chico’s brand decreased by approximately 18% per square feet from the prior year’s first quarter. Conversely, quarter end inventories for the White House/Black Market brand increased 4% per square foot. Although that metric is in line with our positive comparable store sales trends, we experienced about $5.3 million of incremental end transit inventory at the end of the quarter versus last year.
Excluding the effect of the higher end transit inventory, the White House/Black Market inventory would have been down about 9% per square foot. Cash and marketable securities at the end of April totaled $325 million reflecting a $56 million increase over the $268.7 million at the end of the prior fiscal year and 20% higher than the end of first quarter 2008. The company is continuing to forecast additional free cash flow during 2009. Depreciation and amortization expense decreased by 6% to $24.6 million reflecting the meaningful drop in capital expenditures beginning in the second half of 2008. Capital expenditures for the first quarter of 2009 totaled $12.7 million compared to $40.1 million last year. The $12.7 million in CapEx for the latest quarter includes investments related to the planning and opening of two new stores and relocating three stores. The end of quarter square footage amounted to 2.586 million per total company.
Looking at second quarter 2009, while not providing specific earnings guidance, we’re operating under these assumptions. We believe that the retail environment, particularly for those in the apparel retail remain challenging, especially for those of us in the Missy sector. Accordingly, we’re planning Chico’s FAS comp store sales to show a percentage decrease in the single digit range compared to the down 15.9% for second quarter 2008. We expect some gross margin improvement which will come from continuing control of our inventories which will result in lower markdowns. We should continue to see a meaningful reduction in our SG&A expense even with an increase in the occupancy component as we continue to extract costs from the business. We think interest income will decline year-over-year in the same way it did in the first quarter, reflecting the comparative drop in interest rates but not a lessening in invested cash. Accordingly, our tax rate should remain in the 36 to 38% range. Store plans for the second quarter called for the opening of nine new stores, the closure of eight and the relocation or remodeling of three existing stores. With that, I’ll turn it back over to Bob to introduce the Q&A portion of today’s call.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR

Thanks, Kent. Before Brandy gives us the procedure for queueing for questions, I would ask that each questioner limit themselves to one question and one follow-up. In this way, we’ll be better able to accommodate as many questioners as time permits. You are welcome to get back in the queue in the same manner did you originally. Brandy, how may security analysts indicate a question?
QUESTION AND ANSWER

Operator
(Operator Instructions) Your first question comes from the line of Tracy Cogan with Credit Suisse.

Tracy Cogan - Credit Suisse — Analyst
Thanks. Good morning. Can you guys talk about the trends during the quarter and how they changed by month and whether you’re seeing a continuation of those trends? And also whether you’re seeing any regional differences particularly in California or Florida? Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Well, I think February started out slow but obviously with the Easter shift, you know, we did pick up some momentum as the quarter progressed. As far as a regional distinction, we really haven’t had a huge disparity among the regions. What I seem to recall is perhaps the northwest was probably a little bit down compared to balance of the company.

Tracy Cogan - Credit Suisse — Analyst
Where was the Delta versus your expectations in the quarter? Was it better in April? The shift was bigger?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
March and April.

Tracy Cogan - Credit Suisse — Analyst
Thank you.

Operator
Your next question comes from the line of Adrienne Tennant with FBR Capital Markets.

Adreienne Tennant - FBR Group — Analyst
Let me congratulate you on the progress made during the quarter.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Thank you.

Dave Dyer - Chico’s FAS, Inc. — CEO

Thank you.

Adreienne Tennant - FBR Group — Analyst
My first question is on the JDA. When should we start to see — it sounds like you’re already using it so when should we start to see the true impact of it in full? And then my follow-up is on IMUs, what are the trends in IMUs right now. We’re hearing a lot of people talk about IMU increases in the back half due to sourcing. If you can give us color on that. Thanks.

Dave Dyer - Chico’s FAS, Inc. — CEO
Regarding JDA, we expect to be up on the allocation part of the system which also would have us moving the SAP backbone to the White House market by August. Shortly thereafter, we will plan this fall and at the latest, early next spring, to get Chico’s and Soma on the JDA allocation system. Soma is already on the SAP backbone. Chico’s has to move to that backbone before we can put in the JDA allocation. But then we plan to be full-scale planning and allocation up and running by early spring of next year. We also have another module that we’ll be implementing hopefully this fall which is a work force module which will help us schedule our sales staff better in the stores to be there when the customers are in the stores.

Adreienne Tennant - FBR Group — Analyst
Does that take time out of the lead times? How much time would that take out?

Dave Dyer - Chico’s FAS, Inc. — CEO
I don’t understand. Take time out?

Adreienne Tennant - FBR Group — Analyst
Does it help with the — time to market? With this new software system?

Dave Dyer - Chico’s FAS, Inc. — CEO
What it really helps us do is it helps us plan and allocate the goods better. I mean, the problem is with inventory, when you have 1,000 stores or 650 in Chico’s and 350 or so in White House, we may have the inventory but it is in the wrong stores. It lets us be a lot more articulate with inventory to make sure we have the right sizes and the right distribution in the stores and it will also let us reallocate much more effectively based on store model and based on sales rate to those stores. We’ll be holding back a little bit more inventory in our D.C. so we can make a second and third allocation to the stores based on selling results and what we believe this will do is reduce markdowns as well as improve customer service by having the stock in the stores where the customer wants it.

Adreienne Tennant - FBR Group — Analyst
Ok, great. On the IMU please?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
On the IMU piece, Chico’s started out the season roughly about flat. We expect to see IMU improvement in the second half. As far as White House/Black Market, I believe IMU is up pretty much most of the year.

Adreienne Tennant - FBR Group — Analyst

Ok. Great. Thanks so much and good luck.

Dave Dyer - Chico’s FAS, Inc. — CEO
Thank you.

Operator
Your next question comes from the line of [Stacy Sak with SP Research. ]

Stacy Sak - SP Research — Analyst
HI. Thanks. Couple things. I was hoping you could address SG&A and just kind of update us on the cost savings targeted for this year as well as future savings you think you could obtain over time. And then also just with regard to Chico’s, can you talk a little bit about Zenergy versus Travelers and also what we should expect specifically with regard to the jackets for fall?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Let me start off first and we’ll speak to SG&A. We had targeted roughly $35 to $40 million for fiscal year 2009. I believe roughly about 25% or so of that slice of the pie goes up in gross margin in the balance is in SG&A. We think there continues to be efficiencies in the store area. Obviously, the reduction in force that took place in January is roughly about $15 million of that total pie, if you will.
The one of the things we’ve been working on and we’re probably a little bit late to the party is trying to get some rent relief and really go after situations where we have cotendency violations in the various centers that we’re in. So, you know, today, we probably recognize nearly $7.5 million in rent relief that will be enjoyed over the next three years, about a penny or $2.5 million of that is already targeted for ‘09. Then, I just think it is about making ourselves more efficient in the stores. Ideally, what we like to do is those additional savings and hours, let some of it fall to the bottom line but also reinvest some of the savings into customer service.
I think on a longer term goal, when I compare our benchmark our SG&A rate both historically as well as to competition, I believe there’s probably another 2% to 3% opportunity for a reduction in SG&A. But, it gets harder and harder. We basically picked up all the fruit off the ground last year. And we’re after some low hanging fruit this year. But I still think compared with speaking about 2% to 3% is about the right goal for 2010.

Stacy Sak - SP Research — Analyst
Just as a follow-up, on SG&A for Q2 here, would you expect the same sort of 4% reduction exit charge?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I’m not going to get that specific, Stacy.

Stacy Sak - SP Research — Analyst
Ok.

Dave Dyer - Chico’s FAS, Inc. — CEO
Regarding Travelers and Zenergy, I would like to say that travelers is still a significant part of our Chico’s business. An important part. One of the things we found with Travelers is we refresh the styles and the fashion in Travelers, the customer again has responded. And we have seen some real energy in Travelers. That said, Zenergy which is our active wear part of the business, has just been fantastic for us. We see that as a growth opportunity, as a matter of fact, I think coming up next month, we have a — next month or so, we have a catalog that has quite a bit of Zenergy in it as a focus. We believe that that business has lots of legs. And will be intensifying our merchandise assortment of that as we move throughout the year.
Regarding novelty jackets, I would say that one of the best things that’s happened is we have been able to get traction in novelty jackets again. I think that we have brought a lot of special jackets back in. We have bought them from the idea that they will sell out. I think the customers now realize once again that if you don’t hurry, you could lose that jacket that you want in the store so there is a sense of urgency to buy again. And I would say I’ve been really pleased with the way that our customers responded to fashion, especially in the novelty jacket category.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, please, Brandy.

Operator
Your next question comes from the line of [Lorraine Hutchison] with Bank of America Merrill Lynch.

Paul Alexander - Bank of America/Merrill Lynch — Analyst
This is [Paul Alexander] for Lorraine. Thank you. With regards to White House/Black Markets’ improved comps, do you have a sense of how much of the improvement was driven by the incremental markdowns or — and then as a follow-up, with the inventory that came directly into red line or to clearance at Chico’s, do you have a sense of how much that impacted the Chico’s comp?

Dave Dyer - Chico’s FAS, Inc. — CEO
Well, I would say that White House is largely driven by the new fashion that they’ve put in. I think that [Donna Noche] and her team are absolutely right on target. I mean it is a beautiful thing to watch what they do together and the product that they are creating and kind of the energy of that brand. I believe that their customer truly is a fashion customer. They are seeing this brand as an alternative to designer fashion. And it — the team is delivering. The fashion is very, very good. We have recently had an editor’s event in New York City. Probably about a month ago. Just the reaction we got from the fashion press, they really couldn’t believe — not only the fashion but the value. That we’re delivering in White House/Black Market.
Regarding Chico’s, I would say that the markdowns that we had, Kent, maybe you have a specific or so but I would say that the markdown were probably more of a defensive strategy. We decided rather than bring them in at full price, and letting it go full cycle, if it was off-brand, let’s either send it to the outlet, let’s take our markdowns in piece goods if we could. Let’s see if we could sell off the goods. And if not, we’ll bring them in at a red line price and just bring them in at where we think that they could sell or move quickly to get out of the inventory. But I would say that the increase in Chico’s has been because we’ve had fresh fashion. A lot of the items we’ve tested and brought in, a lot of the new items have been best-sellers which gives us great encouragement for what’s to come for fall.
And also, I’d say that we’ve unleashed the power of our stores again. This amazing personal service we talk about is truly amazing. When you get in the stores and really understand what goes on in the relationship that we have with our customers, that’s why we had two of the biggest days in our history, in the first quarter. Because we got our salespeople involved and inviting their customers back in again to see the changes that we’ve made and our customer responded.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think as far as the comment about White House on the red line or marked down merchandise, actually, because of the lowering of the average unit retail, it actually detracts from your comparable store sales performance. As those categories perform lower than balance of company.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR

Next question, please, Brandy.

Operator
Your next question comes from the line of Kimberly Greenberger with Citigroup.

Meg - Citigroup — Analyst
Hi, this is Meg for Kimberly. We were wondering is White House/Black Market and/or Soma profitable at this point? And what are the financial metrics you would be looking forward to go forward with square footage growth for either of those divisions?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I will tell you — first, as far as the question on profitable. White House/Black Market is profitable. I think it has been in numerous calls that Soma loses money, but they lose less money than last year. As far as the growth opportunities, we’ll be opportunistic as opportunities arise from a location strategy. I think we feel that White House/Black Market has some nice momentum behind it. And accordingly, if there were some marquise placements that come up from a location perspective, we’ll go after them in fact, we have already this year.
The Soma brand really needs scale. We’ve continued to maintain that they need to get somewhere between 100 and 125 stores. If the DTC business takes off again, then maybe it is toward the lower end of that. Really, what Soma suffers from is an awareness challenge and I think to the extent that we look for other vending, in other words, to place Soma product in Chico’s stores, we’re putting some vanishing edge panties in the White House/Black Market stores. Soma’s open three pop-up outlets and really it is just about driving awareness. So, we’re going to be very controlled in the Soma growth. We’ll concentrate on particularly MSAs and cluster and be able to leverage both of our marketing and our field management.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question please, Brandy.

Operator
Your next question comes from the line of Michelle Tan with Goldman Sachs.

Nicole - Goldman Sacs — Analyst
Oh, hi. This is Nicole filling in for Michelle. As you look at the sales improvement in the first quarter, I wanted to see if you could offer color on how much was traffic improvement from response to marketing and event versus better conversion from improvement to the product. And then my follow-up is just detail on merchandise merchant by division.

Dave Dyer - Chico’s FAS, Inc. — CEO
Well, the improvement really was from conversion. Traffic remains down. Kent, I don’t know if you have this.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Traffic is still down across all brands although I think in the White House/Black Market, we were encouraged that we did see an improvement especially from a transaction per store standpoint while still down, it was just down slightly compared to the last couple of years or so.

Nicole - Goldman Sacs — Analyst

Ok. Do you break out how much the traffic was down by division?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
No, we do not.

Nicole - Goldman Sacs — Analyst
Okay. And then on the merchandise margin by division?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
In terms of what?

Nicole - Goldman Sacs — Analyst
Do you have any color on how much it was up at White House versus Chico’s?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
You know, we really don’t get into that. I think if you listen to our overall comments in terms of the margin rate, we said that Chico’s margin was up and that White House, as a rate was down but actual dollars are up nicely.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next questioner, please. Brandy?

Operator
Your next question comes from the line of Robin Murchison with SunTrust.

Robin Murchison - Sun Trust — Analyst
Thanks very much. Good morning.

Dave Dyer - Chico’s FAS, Inc. — CEO
Good morning.

Robin Murchison - Sun Trust — Analyst
Ok, so, a couple of questions. One, I wanted you to comment if you could on your findings with Chico’s corps assortment. I think you are moving from some of the louder prints to what appears to be a relatively more sophisticated, sometimes kind of monochromatic look, if you could comment on that. And, also what nonapparel White House accessory items pressured margins.
Secondly, on the catalog, the newest catalog models and the feel of the tone of the catalog seems to be more like four or five years ago. I’m wondering if that’s true. If that’s purposeful and any comments in terms of customer response to the new catalog. Thanks.

Dave Dyer - Chico’s FAS, Inc. — CEO
Everything we do is purposeful. Sometimes it works and sometimes it doesn’t. I will tell you that one of the things that I did as kind of an introduction to the brand when I came in January, as did actually Senny, is went back and looked at every catalog that we’d had since 1999 and just kind of watched the progression. From kind of the old glory years until last year. And you really could see a difference. That doesn’t mean we want to go back and reinvent, the fashions that we had four years ago. You can’t do that in a fashion business. You always have to be current and update.
But, I think the things we got from it is it was a lot more sophisticated than the merchandise presentation. We got out of the woman was sassy. She had an attitude. She had a presence in the room. And whether it was through bold jewelry or through,— through the outfits that she wore, there was an artisan feel to the jackets, not kind of the — what would I call it? A mainstream moderate print look. Everything was special.
And I think that just the whole look, when you lock at our customer, we perform best in malls where we’re in the corridor with a Nieman’s or a Nordstrom. Our customer’s an affluent customer who can shop almost anywhere she wants. She makes the choice to come to Chico’s not only because we cater to her through fit and size but also rather than buying a $2,000 outfit from Neimans, she can buy a $300, $400, $500 outfit from Chico’s and buy four of them. So, I think that there is — there is a lot to the customer in what we’ve tried to do with trying to understand who that customer was and where we went wrong. Where we went away.
Our customer don’t want to see herself coming and going. We bought too deep. When you buy too deep and certainly in the wrong fashion or the wrong item, you’ve really got a problem. That’s some of the problems that we had. So, we have edited the assortments. We’ve tightened up the buys. We’ve made sure everything we offer is special. And I think you have seen that— we’ve seen that, certainly, in the novelty jackets where we’re beginning to get a lot of traction again. And I’ve forgotten the other half of the question.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think the question was on the nonapparel categories in White House/Black Market. I think the jewelry business — the jewelry business actually has been strong for White House. Where they had issues really sort of two pockets. They opened up the season with maybe perhaps a little bit too much bare or open-toed shoes that were slow getting out the gates. Then they also had some large handbags, too, that they’ve quite honestly struggled with and are now focusing on the smaller— more like the clutch purses.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, please, Brandy.

Operator
next question is from the line of [Janet Kloppenburg with JJK Research].

Janet Kloppenburg - JJK Research — Analyst
Good morning, everyone.

Dave Dyer - Chico’s FAS, Inc. — CEO
Janet, hi.

Janet Kloppenburg - JJK Research — Analyst
Hi, guys. I was wondering if you could — Dave, if you could talk a little bit about your confidence level in the Chico’s assortments. It sounds like you’ve moved a lot of off-brand prints out of the assortments and that the testing product is increasing. So, is there a possibility? Should we be looking forward to a comp trend? I know you said single digit declines. Should we be looking forward to a comp trend that increasingly improves? And on White House/Black Market, I thought that the gross margins would be down because of the higher product costs and influx that was supposed to end at the end of first quarter.
I’m wondering if you could talk a little bit about the gross margin outlook for White House/Black Market, particularly with respect to the product costs on some of the better quality materials that you were using. Lastly, on the marketing budget, if you would consider boosting that if the business at Chico’s began to improve measurely. Thank you.

Dave Dyer - Chico’s FAS, Inc. — CEO
Ok. I’m going to try to go through them as I can remember them here. The comp increase improvement as we go forward in the year, the sales increase improvement. I can say obviously that our plan is to continue to improve our sales at Chico’s and I also add that the caveat is that hope springs eternal from a merchant’s chest. So, the only thing I can say about that is from what I have reviewed and what I have seen in the product through holiday and Chico’s, I believe that each delivery gets better and better and more and more right, I believe that we have found items. We’ve found categories that the customer is going to respond to.
So, I am certainly encouraged as we move into fall and holiday that we are much more on target with the brand. And hopefully will continue to improve throughout the year. Obviously our goal is to return to positive comps in Chico’s. And when exactly we’ll do that, consistently quarter after quarter, I’m not sure. Certainly, that’s something that we have our near term sights on achieving. Regarding the marketing, I would say that yes, we do plan to look for ways to increase our marketing. We have TV campaign planned for Chico’s for third quarter. And we think we’ve been off TV really for over — a little over two years. And we believe that it — maybe it is three this fall.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
August of ‘06.

Dave Dyer - Chico’s FAS, Inc. — CEO
Three years this fall. And it wasn’t — I don’t know if it was related or not but the business started moving downward about the same time that we went off TV a few years ago. So, we believe that getting back to attract new customers and also to make the existing customers aware that we’re back and come visit. You’ll see a pretty interesting TV campaign as we get into third quarter. White House/Black Market, we’re doing quite a bit to position that brand as a designer alternative. And I think you will see major magazine campaigns as we get into fall. I have seen the early creative on those and it looks fantastic. I believe that, too, is going to help drive White House.
So, marketing, while we have it planned within our budget this year, and we have been able, through extra savings by better negotiations, by improvements in paper savings through catalogs. We’ve been able to free up more money than we initially thought we would be able to put at those campaigns. And we are going full bore to try to build our customer file as we get into fourth quarter.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think the third part of your question had to do with a concern over White House/Black Market margins. I think that you may recall the investment in product was really an ‘08 versus an ‘07 discussion where in fact our receipt initial markup was down to last year. That certainly is not the case this year. I think that as I look out for the balance of the year, I think first quarter is probably an anomaly. That, we see the White House/Black Market brand steadily improving, especially when one considers that inventory levels are better controlled or more in line with trend now.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, please, Brandy.

Operator

Your next question comes from the line of [Jennifer Black with Jennifer Black and Associates].

Jennifer Black - Jennifer Black and Assoc. — Analyst
Good morning. Thanks for taking my question and congratulations.

Dave Dyer - Chico’s FAS, Inc. — CEO
Thank you.

Jennifer Black - Jennifer Black and Assoc. — Analyst
I wondered if you could talk about denim as a category for both divisions. What kind of opportunities you have on the tops to bottoms ratio for each of the brands. Thank you.

Dave Dyer - Chico’s FAS, Inc. — CEO
I can tell you that at Chico’s, the denim is certainly going to be an important part of our assortment as we go forward into fall. One of the things we’ve seen is the return of the denim jacket. We’ve had some good results in denim jacket and I think as we get into fall, we will be expanding our wash offerings. We do have — I think we will be introducing four or five new washes and we believe that denim is going to be — is going to be an important part of the assortment for fall. White House/Black Market, they’ve also had some great traction in denim. They have certainly responded — I think we sold white denim a lot better than we expected this spring. (inaudible) The new washes, the new dark wash and black in White House/Black Market has been a very important item for us also.

Jennifer Black - Jennifer Black and Assoc. — Analyst
And the tops to bottoms ratio, do you look at that?

Dave Dyer - Chico’s FAS, Inc. — CEO
I’m sure we do but I don’t know it offhand.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
We do look at it. Without being specific, Jennifer, I think we do want to position Chico’s to take advantage of that. If you look from a perspective a couple of years ago, it really was skewed a little bit the other way, but that’s where the opportunity. I think that the White House/Black Market brand had been experiencing some issues. I think it was in the — in the knit top category. But I think they’re seeing good reception and actually both knits and woven tops currently.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, please, Brandy.

Operator
Your next question comes from the line of Roxanne Meyer with UBS.

Roxanne Meyer - UBS — Analyst

Great, thanks. Let me add my congratulations.

Dave Dyer - Chico’s FAS, Inc. — CEO
Thank you.

Roxanne Meyer - UBS — Analyst
I just wanted to better appreciate your cost structure and how we should think about a normalized SG&A rate. If you go back to 2004-2005, you achieved 900 to $1,000 in sales per square foot and a 21% operating margin. That included about a 39% or 40% SG&A rate. Can you put that rate into context for us by addressing what areas of the business, in your view, you think you were over and under invested in and try to quantify some of the moving parts? So, as we hopefully continue to see sales productivity improvements from where we are today, we can think about where we should be thinking about a target in the future. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think there is a couple of perspectives. I think the periods and time that you’re looking at, at least from what I recall, record years. I don’t have my total financial model in front of me. When we were at $1,000 per square foot productivity, that’s almost unheard of. Do I think we can get back there? Probably not. Would we be happy to get back to $800 a square foot? I think so.
The other thing you have to keep in perspective is that, the business is growing so fast, it was very hard to slow down and make an investment in infrastructure. And I could make an argument that perhaps there’s probably 1 to 1.X percent was underspent in developing infrastructure to continue, if you will, the growth in the businesses and then, of course, there’s stock compensation standard which came along which was probably worth another 1.5%. So, may not get back to those rates overall but I think in context, a lot of the conversations we’ve had over the course of the last 18 months is that— what operating income rate do we think we can get back to and I think certainly, 15% is certainly a strong possibility. Then we’ll see where we go from there.

Roxanne Meyer - UBS — Analyst
Ok. Thank you.

Operator
Your next question comes from the line of Marie Driscoll with SMP Equity Research.

Marie Driscoll - SMP Equity Research — Analyst
Thank you. Congrats. I have two questions. First, just a follow-up on the last question. How long do you think it will take to get to the 15% operating income rate? And my second question went to the comments regarding buying too deep and the Chico’s customers, seeing herself coming and going. I’m just wondering how — as you adjust your merchandise and you bring in more novelties, how difficult is it to have more SKUs and bring them to the stores. You have such a large store base at this time. And how do you think about that?

Dave Dyer - Chico’s FAS, Inc. — CEO
Fashion business is not for the faint of heart. Because you’re really only as good as your last delivery. We think that each of our deliveries, hopefully, is going to improve. This company was built as a chain — I wouldn’t seen say — a collection of boutiques is probably a better way to talk about it. When people came in, you would find something special. You would find the unexpected. You would find jackets that you really wouldn’t expect to find. Certainly at the prices that we offered them. There was — they were almost done as art.
I think what happened is we got more and more cookie cutter. We had a time in our history when we opened probably over a course of a few years, 300 or so stores. And as you look at them, the stores were all predictable. They were all this traditional square box. Kind of the quirky stores and the intimate relationship you found because of the size of some of the stores and the productivity that we got out of the stores was overlooked as we expanded. We became too predictable in the way that we merchandised. We had a casual part of the floor and what we called a smart or a dressier part of the floor. And never the two should meet. And what we found is the customer likes to mix it up. She likes outfits. She likes the thrill of finding something unique as you would in a boutique.
So, we’re really — we look at ourselves as a collection of boutiques, not as a chain store and I think it may be subtle imagery but it really is very meaningful to us as we think about how we serve that customer and how we treat her special and how we have special finds in the assortment and also how we put the sense of urgency in to buy them. If you don’t get in there and buy it when you see it, it may be gone. We bought way too deep beforehand. That was part of the reason why we had the markdowns. When you get in there and you say gee, I see it but if I wait a month, it will be marked 50% off and I can buy it cheaper and it will still be there. Well, that takes a lot of the mystique out of the brand. I think what we’re doing is we’re really bringing it back through special products. Through tighter buys.
We believe that with the new system, that, over time, as we get into next year, we can be a lot more articulate with the way we buy having the right inventory and the right sizes and the right stores. We think that’s an important piece of it. So, is it difficult to have as much fashion as we have come in every month? Yes. But we have a sizable talented organization that is capable of creating and delivering the fashion every month.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Brandy, I think we have time for one more question.

Operator
Your final question comes from the line of Marnie Shapiro with The Retail Tracker.

Marnie Shapiro - Retail Tracker — Analyst
Hey, guys. Congratulations on some nice improvement.

Dave Dyer - Chico’s FAS, Inc. — CEO
Thanks, Marnie.

Marnie Shapiro - Retail Tracker — Analyst
Can you talk a little bit about your direct business, if you wouldn’t mind. I know you’ve pulled back some of the prospecting. I was curious if that was across the board in both brands. I was curious if you had any plans on the Soma side. And if you can just talk a little bit about the back half of the year. Because I believe you said your direct business overall, the online was still healthy at one point. So, you could just kind of tie it altogether for me.

Dave Dyer - Chico’s FAS, Inc. — CEO
Yeah, I think in direct to consumer, we see that again as one of our big growth opportunities so that we would like to get it to be 10% of our business within a few years. And I think that’s only just the beginning. The nice thing about direct to consumer is that with a little bit of infrastructure that we’re adding this year, we largely will have everything in place. We’re putting in the back of house systems from ATG. We’ve already got the front systems that will be up and running by fall. We’re looking at our distribution center and capacities which we will have solution for as we get into fall.
We’ll be ready to do quite a bit of DTC business. We are strengthening the DTC organization with talent. With people who are expert in database marketing, who are expert in web marketing. And web design. And creative. So, we’re putting quite a bit of effort in there. Soma, we believe, has one of the biggest opportunities and quickest opportunities for DTC. It is obvious when you look at somebody like a Victoria’s Secret or some of the other people in the space, that direct to consumer for that category can be huge.

Marnie Shapiro - Retail Tracker — Analyst
Yes.

Dave Dyer - Chico’s FAS, Inc. — CEO
I think that we’re really — just scratching the surface in Soma. That could wind up being one of the — one of the ways that we certainly close the gap in earnings in the Soma brand is through a huge DTC business. So, we’re all over that.

Marnie Shapiro - Retail Tracker — Analyst
Great. And just a little bit, if you wouldn’t mind on — I know you’re doing — you cut back on the prospecting but any plans of circulation for the back half or even directionally?

Dave Dyer - Chico’s FAS, Inc. — CEO
Yeah, we’ll be adding. We’re upping prospecting, certainly in third quarter. As we get into it. We believe that we do need to grow the consumer base and we will be increasing the prospecting. That’s boiled into our plans. As we move forward. We also believe that there is a huge opportunity to reactivate in the Chico’s brand lapse customers. They were very meaningful to our business and we have identified a number of those customers that could give us quite a bit of sales increase if we can reactivate. So, we are on to the prospecting and reactivation big time as we get into fall.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Thanks, Dave. That concludes the Q&A session of this call and web cast. Three calendar items. Our annual meeting of shareholders will be Thursday, June 25th here at our Fort Myers headquarters. Second, the company is hosting a Security Analyst Day on Friday, June 26th, which will be web cast for all of our investors to hear. Also, we will release second quarter total and comparable store sales on Thursday, August 6th before market opening. Thank you all for joining us this morning. We appreciate your continued interest in Chico’s FAS. Good day.

Operator
This concludes today’s Chico’s FAS first quarter earnings conference call. You may now disconnect.

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